Exhibit 10.3

H&R BLOCK, INC.
2013 LONG TERM INCENTIVE PLAN
RESTRICTED SHARE UNITS
AWARD AGREEMENT

This Award Agreement is entered into by and between H&R Block, Inc., a Missouri corporation ("H&R Block"), and William C. Cobb (“Participant”).

WHEREAS, H&R Block provides certain incentive awards (“Awards”) to key employees of subsidiaries of H&R Block under the H&R Block, Inc. 2013 Long Term Incentive Plan (the “Plan”);

WHEREAS, Participant has been selected by the Board or the Compensation Committee of H&R Block to receive an Award under the Plan; and

WHEREAS, receipt of this Award is conditioned upon Participant’s execution of this Award Agreement, within 180 days of January 3, 2013, wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board.

NOW THEREFORE, in consideration of the parties’ promises and agreements set forth in this Award Agreement, the sufficiency of which the parties hereby acknowledge,

IT IS AGREED AS FOLLOWS:

1.           Definitions.  Whenever a term is used in this Award Agreement, the following words and phrases shall have the meanings set forth below or as set forth in the Plan unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

1.1           Amount of Gain Realized.  The Amount of Gain Realized shall be equal to the number of shares of Common Stock that Participant receives pursuant to Section 2.3(b) of this Award Agreement multiplied by the Fair Market Value of one share of Common Stock on the Delivery Date (as defined in Section 2.3(b)).

1.2           Board. Board means the Board of Directors of H&R Block.

1.3           Change in Control.  Change in Control means the occurrence of one or more of the following events:

(a)           Any one person, or more than one person acting as a group, acquires ownership of stock of H&R Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of H&R Block.  If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of H&R Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.3(a).

(b)           Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of H&R Block possessing 35 percent or more of the total voting power of the stock of H&R Block.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will not be treated as an acquisition of stock for purposes of this Section 1.3(b).

(c)           A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(d)           Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from H&R Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of H&R Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of H&R Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, there is no Change in Control event under this Section 1.3(d) when there is a transfer to an entity that is controlled by the shareholders of H&R Block immediately after the transfer. A transfer of assets by H&R Block is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of H&R Block (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by H&R Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of H&R Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

Notwithstanding the foregoing, the direct or indirect sale of any or all of the stock of, merger or liquidation of, or sale or assumption of all or substantially all the assets or liabilities of, H&R Block Bank FSB, (i) will not be considered a Change in Control for purposes of this Award Agreement, and (ii) will not be included in any determination of the total gross fair market value of assets of H&R Block sold during any 12-month period under Section 1.3(d) above.

For purposes of this section, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Code Section 409A.

1.4           Code.  Code means the Internal Revenue Code of 1986, as amended.

1.5           Committee.  Committee means the Compensation Committee of the Board.

1.6           Common Stock.  Common Stock means the common stock of H&R Block, without par value.

1.7           Company.  Company means H&R Block, Inc., a Missouri corporation, and includes its “subsidiary corporations” (as defined in Code Section 424(f)) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

1.8           Closing Price.  Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question.  If the exchange is closed on the day on which the Closing Price is to be determined or if there were no sales reported on such date, the Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.

1.9           Fair Market Value. Fair Market Value means the Closing Price for one share of Common Stock.

1.10           Last Day of Employment.  Last Day of Employment means the date of Participant’s Termination of Employment.

1.11           Qualifying Termination.  Qualifying Termination shall mean Participant’s termination of employment which meets the definition of a “Qualifying Termination” under a written severance plan maintained by the Company that is applicable to Participant.  If no written severance plan is applicable to Participant, the definition of “Qualifying Termination” contained in any severance plan maintained by the Company that is applicable to employees at the same level as Participant will govern. For the avoidance of doubt, the H&R Block, Inc. Executive Severance Plan, as amended from time to time, is the severance plan applicable to the Chief Executive Officer of H&R Block.

1.12           Release Agreement. Release Agreement means the form of severance and release agreement selected by the Company in its sole discretion, provided that if Participant's employment agreement includes a form of release agreement, then such form shall be the applicable Release Agreement.

1.13           Restricted Share Units.  Restricted Share Units means Restricted Share Units granted to Participant under the Plan subject to such terms and conditions as the Committee may determine at the time of issuance.

1.14           Retirement.  Retirement or retire or similar terms means Participant’s voluntary termination of employment with the Company at or after the date Participant has reached age 60.

1.15           Termination of Employment.  Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code Section 409A.  If Participant is an employee, Participant will generally have a Termination of Employment if Participant voluntarily or involuntarily terminates employment with the Company.  A termination of employment occurs if the facts and circumstances indicate that Participant and the Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Participant will perform after such date (whether as an employee, director or other independent contractor) for the Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if Participant has been providing services for less than 36 months).  For purposes of this Section 1.15, "Company" includes any entity that would be aggregated with the Company under Treasury Regulation 1.409A-1(h)(3).

2.           Restricted Share Units.

2.1           Issuance of Units.  As of January 3, 2013 (the “Grant Date”), H&R Block hereby awards 112,475 Restricted Share Units (the “Units”) to Participant, as evidenced by this Award Agreement.

2.2           Requirement of Employment.  In order to become vested in any or all of the Units, Participant must remain continuously employed with the Company through the applicable Vesting Date (as set forth in Section 2.3).  Absent an agreement to the contrary, if Participant’s employment with the Company terminates before a Vesting Date, for any reason other than those set forth in Section 2.4, then all unvested Units then held by Participant, if any, shall be forfeited by Participant, and Participant shall have no right to receive Common Stock in respect thereof.

2.3           Vesting and Delivery of Common Stock.

(a)           Vesting. Subject to Section 2.2, the Units shall vest on the dates noted below (each, a “Vesting Date”), in accordance with the following schedule:

Vesting Date	Percent of Units Subject to Vesting on Such Vesting Date
Grant Date	33 1/3%
June 30, 2013	33 1/3%
June 30, 2014	33 1/3%

(b)           Delivery of Common Stock.  Upon the earlier of: (i) June 30, 2021, or (ii) Participant’s Termination of Employment (either, the “Delivery Date”), shares of Common Stock equal to the number of vested Units awarded under Sections 2.1 and 2.5 of this Award Agreement  less any shares withheld for tax withholding purposes pursuant to Section 5.7 shall be transferred directly into a brokerage account established for Participant at a financial institution the Committee shall select at its sole discretion (the “Financial Institution”) or delivered to Participant in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion. The Participant agrees to complete, before the Delivery Date, any documentation for the Company or the Financial Institution which is necessary to effect the transfer of shares of Common Stock to the Financial Institution.

Notwithstanding the foregoing, if Participant is a “specified employee” under Code Section 409A at the time of Participant’s Termination of Employment, the Delivery Date of any shares of Common Stock issued pursuant to this Award Agreement shall be delayed until the earlier of June 30, 2021 or the first day of the seventh month after Participant’s Termination of Employment.

2.4           Acceleration of Vesting.  Notwithstanding Section 2.3(a), the Units held by Participant vest on the occurrence of any of the following events; provided that the acceleration of vesting set forth in this Section 2.4 may be conditioned on Participant executing and not revoking a Release Agreement.  The deadline for executing and not revoking such Release Agreement shall not delay the Delivery Date, as set forth in Section 2.3(b).

(a)           Change in Control. If Participant incurs a Qualifying Termination in the 24 months immediately following a Change in Control, as defined in Section 1.3, 100% of the outstanding Units shall immediately vest.

(b)           Qualifying Termination.  If Participant is in fact covered by a written severance plan maintained by the Company and experiences a Qualifying Termination not otherwise covered under Section 2.4(a), all or a portion of the then outstanding Units shall vest if and to the extent specified in such written severance plan that is applicable to Participant.  If no written severance plan maintained by the Company is applicable to Participant, or if such applicable severance plan does not provide for acceleration of the Units, then any portion of the then outstanding Units that are not vested as of Participant's Termination of Employment shall be forfeited.

(c)           Retirement.  If Participant retires from employment with the Company at least one year after the anniversary of the Grant Date, 100% of the outstanding Units shall immediately vest upon Participant's Last Day of Employment.

The Units do not vest solely as a result of the death or disability of Participant.

2.5           No Shareholder Privileges; Dividend Equivalents. Neither Participant nor any person claiming under or through him shall be, or have any of the rights or privileges of, a shareholder of H&R Block (including the right to vote shares or to receive dividends) with respect to any of the Common Stock issuable pursuant to this Award Agreement, unless and until such shares of Common Stock shall have been duly issued and delivered to Participant.

Notwithstanding the foregoing, if H&R Block declares a dividend on shares of Common Stock, then a “Dividend Equivalent” (as defined in the Plan) will be awarded with respect to all vested but undelivered Units.  Each Dividend Equivalent so awarded will be converted to additional vested Units under this Award Agreement as of the date the actual dividend is paid to H&R Block shareholders (i.e., the dividend payable date).  The number of additional vested Units awarded shall be the quotient obtained by dividing the aggregate cash amount that would have been paid as a dividend on the shares of Common Stock underlying all vested Units under this Award Agreement (including any additional Units that have been awarded pursuant to this Section 2.5) by the Fair Market Value of one share of Common Stock on the date immediately preceding the ex-dividend date applicable to such dividend.  All additional Units awarded to Participant under this Section 2.5 shall be deferred until the Delivery Date, pursuant to Section 2.3(b).

3.           Covenants.

3.1           Consideration for Award under the Plan.  Participant acknowledges that Participant’s agreement to this Section 3 is a key consideration for the Award made under this Award Agreement.  Participant hereby agrees to abide by the covenants set forth in Sections 3.2, 3.3, and 3.4.

3.2           Covenant Against Competition.  During the period of Participant’s employment and for two (2) years after his Last Day of Employment, Participant acknowledges and agrees he will not engage in, or own or control any interest in, or act as an officer, director or employee of, consultant, advisor, or lender to, any entity that engages in any business that is competitive with the primary business activities of the Company's tax services business which are tax preparation, accounting, and small business services.

3.3           Covenant Against Hiring. Participant acknowledges and agrees that he will not directly or indirectly recruit, solicit, or hire any Company employee or otherwise induce any such employee to leave the Company’s employment during the period of Participant’s employment and for one (1) year after his Last Day of Employment.

3.4           Covenant Against Solicitation. During the period of Participant’s employment and for two (2) years after his Last Day of Employment, Participant acknowledges and agrees that he will not directly or indirectly solicit or enter into any business transaction of the nature performed by the Company with any Company client for which Participant personally performed services or acquired material information.

3.5           Forfeiture of Rights.  Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, Participant shall forfeit all rights to payments or benefits under the Plan.  All unvested Units shall terminate and be incapable of vesting.

3.6           Remedies.  Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, whether before, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by Participant on all Common Stock received after a date commencing one (1) year before Participant’s Last Day of Employment.  Participant shall pay Company within three (3) business days after the date of any written demand by the Company to Participant.

3.7           Remedies Payable.  Participant shall pay the amounts described in Section 3.6 in cash or as otherwise determined by the Company.

3.8           Remedies without Prejudice. The remedies provided in this Section 3 shall be without prejudice to the rights of the Company to recover any losses resulting from the applicable conduct of Participant and shall be in addition to any other remedies the Company may have, at law or in equity, resulting from such conduct.

3.9           Survival.  Participant’s obligations in this Section 3 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Award Agreement for any reason.

4.           Non-Transferability of Award.  This Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event this Award and the rights and privileges hereby granted shall immediately become null and void.

5.           Miscellaneous.

5.1           No Employment Contract.  This Award Agreement does not confer on Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any terms of employment between Participant and the Company.

5.2           Adjustment of the Units.  If any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affects the Common Stock or the value thereof, such adjustments and other substitutions shall be made to this Award Agreement in a manner the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, and in the number, class, kind and option or exercise price of securities subject to the Award Agreement (including, if the Committee deems appropriate, the substitution of awards denominated in the shares of another company) as the Committee may determine to be appropriate.

5.3           Merger, Consolidation, Reorganization, Liquidation, etc.  If H&R Block shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board, acting in its absolute and sole discretion, shall make such arrangements it deems equitable or appropriate, which may include but are not limited to the substitution of new Awards, or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards. Any such arrangements shall be binding upon Participant.

5.4           Interpretation and Regulations.  The Board shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such regulations as from time to time the Board may deem necessary. The Committee shall have the power to determine, solely for purposes of the Plan and this Award Agreement, the date and circumstances which shall constitute a cessation or termination of employment, whether such cessation or termination is the result of Retirement, death, disability, termination without cause or any other reason, and to determine what constitutes continuous employment with respect to vesting under this Award Agreement. Notwithstanding the foregoing, leaves of absence approved by the Committee or transfers of employment among the subsidiaries of H&R Block shall not be considered an interruption of continuous employment under the Plan, unless otherwise required by Code Section 409A.

5.5           Reservation of Rights.  If at any time the Company determines that qualification or registration of the Units or any shares of Common Stock subject to the Units under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of executing an Award or providing a benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions the Company deems unacceptable.

5.6           Reasonableness of Restrictions, Severability and Court Modification.  Participant and the Company agree that the restrictions contained in this Award Agreement are reasonable, but, should any provision of this Award Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Award Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended will be enforced.

5.7           Withholding of Taxes.  Any tax withholding obligation that, pursuant to the FICA special timing rules of Code Section 3121(v), results solely from vesting of Units under this Agreement shall be satisfied by the Company either by withholding from Participant’s other cash compensation or by requiring Participant to remit the applicable tax withholding amount on or before the applicable tax withholding remittance date.  To satisfy all other income and payroll taxes upon the issuance of Common Stock pursuant to this Agreement, the Company shall make such delivery net of all federal, state, local or foreign taxes required to be paid or withheld as a result of the delivery of shares of Common Stock.  Unless otherwise determined pursuant to established procedures pursuant to the Plan, the number of shares of Common Stock withheld shall be based on the Fair Market Value of such shares on the delivery date and the minimum required tax withholding rate for Participant (or such other rate that will not cause an adverse accounting consequence or cost to the Company).

5.8           Waiver.  The failure of the Company to enforce at any time any terms, covenants or conditions of this Award Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Award Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.

5.9           Plan Control.  The terms of this Award Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time.  Except where the Plan expressly permits an award agreement to provide for different terms, if any provisions of this Award Agreement conflict with any provisions of the Plan, the terms of the Plan shall control.

5.10           Notices.  Any notice to be given to the Company or election to be made under the terms of this Award Agreement shall be addressed to the Company (Attention: Long Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to Participant. Any notice to be given to Participant shall be addressed to Participant at the last address of record with the Company or at such other address as Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.

5.11           Choice of Law.  This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.

5.12           Choice of Forum and Jurisdiction.  Participant and Company agree that any proceedings to enforce the obligations and rights under this Award Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri.  Participant agrees and submits to personal jurisdiction in either court.  Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block.

5.13           Compliance with Section 409A.  Notwithstanding any provision in this Award Agreement or the Plan to the contrary, this Award Agreement shall be interpreted and administered in accordance with Code Section 409A and regulations and other guidance issued thereunder (“Section 409A”).  For purposes of determining whether any payment made pursuant to this Award Agreement results in a "deferral of compensation" within the meaning of Treasury Regulation 1.409A-1(b), H&R Block shall maximize the exemptions described in such section, as applicable.  Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A.  If any deferred compensation payment is payable while Participant is a “specified employee” under Section 409A, and payment is due because of separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.  To the extent any payments under this Award Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder.  Participant or his beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant or his beneficiary in connection with any payments to Participant or his beneficiary pursuant to this Award Agreement, including but not limited to any taxes, interest and penalties under Section 409A.

5.14           Attorneys Fees.  Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Award Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorneys fees.

5.15           Relationship of the Parties.  Participant acknowledges that this Award Agreement is between H&R Block and Participant.  Participant further acknowledges that H&R Block is a holding company and that Participant is not an employee of H&R Block.

5.16           Headings.  The section headings herein are for convenience only and shall not be considered in construing this Award Agreement.

5.17           Amendment.  No amendment, supplement, or waiver to this Award Agreement is valid or binding unless in writing and signed by both parties.

5.18           Execution of Agreement.  This Award Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Awards made hereunder, unless and until it has been (a) signed by Participant and on behalf of H&R Block by an officer of H&R Block, provided that such signatures may be via an electronic or facsimile signature and, with respect to H&R Block, may be a stamped signature, and (b) returned to H&R Block.

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

     The parties hereto have executed this Award Agreement.

____________________________
Participant Name:                                           William C. Cobb

Date Signed:                                           January 4, 2013

H&R BLOCK, INC.

By:  ___________________________
Name: Aileen M. Wilkins
Title:   Chief People Officer